Exhibit 5.1
Gerard A. Chamberlain
2431 Brown Street
Philadelphia, PA 19130
September 22, 2008
Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, DE 19890

Re:	Wilmington Trust Corporation
Issuance of Common Stock
Ladies and Gentlemen:
I have served as counsel to Wilmington Trust Corporation, a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1, dated September 22, 2008, (the “Post-Effective Amendment”), which amends the automatic shelf registration statement on Form S-3 (File no. 333-147694) (as amended by the Post-Effective Amendment, the “Registration Statement”) filed on November 29, 2007 with the Securities and Exchange Commission (the “Commission”) relating to the offer and sale by the Company from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of an unlimited amount of the Company’s common stock, par value $1.00 per share (the “Common Stock”), that will be issued and sold pursuant to an ATM Equity OfferingSM Sales Agreement dated September 22, 2008 (the “Sales Agreement”) between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sales agent.
In connection with the foregoing, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, and instruments as I have deemed necessary or advisable for the purposes of this opinion. In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies and other electronic transmissions). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For the purposes of this opinion letter, I have assumed that, at or prior to the time of issuance and sale of any of the shares of Common Stock being registered pursuant to the Registration Statement (the “Shares”): (1) no stop order shall have been issued in respect of the Registration Statement; (2) there shall not have occurred, since the date of this opinion, any change in law affecting the validity of the Shares; (3) the number of shares of Common Stock to be issued pursuant to the Registration Statement will be available for issuance under the Company’s Amended and Restated Certificate of Incorporation at the time of such issuance; and (4) the Company shall not have effected any material change to its Amended and Restated

Wilmington Trust Corporation
September 22, 2008

Certificate of Incorporation or its by-laws.
I also have assumed with respect to the Common Stock that: (1) the consideration therefor will have been duly approved by the Board of Directors of the Company or any duly authorized committee thereof; (2) such consideration shall be greater than the minimum sales price authorized by the Board of Directors of the Company or any duly authorized committee thereof; (3) such consideration is in excess of par value; and (4) the Shares will be issued and delivered against receipt of such consideration.
Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, I am of the opinion that the Shares, when issued, delivered, and paid for in accordance with the terms of the Sales Agreement, will have been duly authorized, validly issued, fully paid, and non-assessable pursuant to the provisions of Delaware’s General Corporation Law.
In addition to the qualifications, exceptions, and limitations set forth elsewhere in this opinion letter, the opinions expressed above also are subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, liquidation, and other laws relating to or affecting creditors’ rights and remedies; (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability, and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief, or other equitable remedies; and (c) public policy.
This opinion letter is based as to matters of law solely on Delaware’s General Corporation Law. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, “Delaware’s General Corporation Law” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting such provisions.
I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 22, 2008, which is incorporated by reference into the Registration Statement and to being named under the caption “Experts” in the prospectus included in the Registration Statement and under the caption “Validity of Securities” in the prospectus supplement with respect to the matters stated herein. In giving such consent, I do not admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
This opinion is intended solely for your benefit in connection with the transaction described above and, except as provided in the immediately preceding paragraph, may not be otherwise communicated or furnished to, reproduced, filed publicly, or used or relied upon by, any other person or entity for any other purpose without my express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon currently existing statutes, rules, regulations, and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.
Very truly yours,
/s/ Gerard A. Chamberlain